Exhibit 99.1

Investors:	Media:

Ina McGuinness	Kathleen Rinehart
Vice President, Corporate	Public Relations Director
Communications & Investor Relations	(650) 624-4948
(650) 624-4949	kathleen.rinehart@tercica.com
ina.mcguinness@tercica.com

Tercica Reports Fourth Quarter Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

BRISBANE, Calif. (February 15, 2006) – Tercica, Inc. (Nasdaq: TRCA) today announced financial and operating results for the fourth quarter and year ended December 31, 2005.

Financial Results

The net loss for the fourth quarter was $14.4 million, or $0.46 per share based on 31.5 million weighted-average shares outstanding, compared with a net loss of $11.2 million, or $0.46 per share based on 24.1 million weighted-average shares outstanding, for the fourth quarter of 2004.

Research and development expenses for the fourth quarter decreased to $4.7 million from $7.6 million for the prior year fourth quarter, due primarily to reduced GMP manufacturing activities that were required to support our NDA filing in early 2005.

Selling, general and administrative expenses for the fourth quarter were $8.9 million, up from $3.8 million for the comparable prior-year period, reflecting higher intellectual property litigation expense and pre-launch commercial activities for Increlex.

Other expense for the quarter of $1.3 million consisted primarily of the non-cash charge related to the value of the warrants issued in connection with the Committed Equity Financing Facility with Kingsbridge Capital, which was expensed in the fourth quarter of 2005.

For the year, Tercica reported a net loss of $47.4 million, or $1.55 per share based on 30.6 million weighted-average shares outstanding, compared with a net loss of $41.0 million, or $2.12 per share based on 19.3 million weighted-average shares outstanding, for 2004.

Cash, cash equivalents and short-term investments as of December 31, 2005 were $58.6 million, compared with $52.0 million as of December 31, 2004. Tercica raised $34.5 million in gross proceeds from a financing completed in January 2006, which is not reflected on the 2005 year-end balance sheet.

“Our commercial team is diligently focused on the U.S. launch of Increlex, the only drug approved by FDA for the long-term treatment of growth failure in children with severe Primary IGF-1 deficiency. I am delighted to report that we are successfully implementing our launch strategy, and that we achieved all our commercial objectives during the fourth quarter including commercial staffing, patient advocacy and reimbursement. Importantly, we began shipping Increlex on January 3, 2006, right on plan,” said John A. Scarlett, M.D., Tercica’s President and Chief Executive Officer.

Highlights of the fourth quarter and recent developments include:

•	Completion of the manufacturing, distribution and commercial operations requirements necessary to launch Increlex™ (mecasermin [rDNA origin] injection) in the U.S. on January 3, 2006 for the treatment of children afflicted with severe Primary IGFD.

•	Completion of the build out of the commercial organization, which now includes 24 sales representatives, three regional business directors and three national account executives.

•	Implementation of the TerciCare reimbursement support team, which facilitates the information exchange between patients, healthcare providers and health insurance companies to help patients gain appropriate reimbursement coverage for Increlex.

•	Submission of a marketing application in December 2005 for the regulatory approval of Increlex in the European Union (EU), with an expected commercial launch in January 2007; Tercica estimates that the number of children with severe Primary IGFD in the EU is approximately equal to that in the U.S.

•	Completion of a public offering of common stock in January 2006, raising gross proceeds of $34.5 million.

2006 Financial Guidance

The Company also announced that it expects cash burn in 2006, including working capital requirements and excluding the impact of revenue and related product costs, to be in the range of $63 million to $69 million. Tercica will provide revenue guidance upon assessment of two quarters of product sales.

Conference Call and Webcast Information

Management will be hosting an investment community conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss fourth quarter financial results, provide a business update including a discussion of enrollment and conduct of the MS301 and MS308 clinical trials, and to answer questions. To participate by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250 from outside the U.S.

A telephone replay of the conference call will be available for 48 hours beginning February 15 within two hours of the conclusion of the call, by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering reservation number 4706336. Individuals interested in listening to the conference call via the Internet may do so by visiting www.tercica.com. A replay will be available on the Company’s Web site for 21 days.

About Tercica and Increlex

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of products to improve endocrine health. The company’s first product, Increlex™ (mecasermin [rDNA origin] injection), or recombinant human insulin-like growth factor-1 (rhIGF-1), is approved by the FDA for the treatment of severe Primary IGFD. For further information on Tercica, please visit www.tercica.com.

Insulin-like Growth Factor-1 (IGF-1) is the principal hormone necessary for statural growth, and is released in response to stimulation by growth hormone. Primary IGFD is diagnosed in children who have normal or elevated secretion of endogenous growth hormone yet are resistant to its effects, and whose height and serum IGF-1 levels are more than two standard deviations below normal. A sub-set of these children, whose height and serum IGF-1 levels are more than three standard deviations below normal, are diagnosed with severe Primary IGFD.

Safe Harbor statement

Except for the historical statements contained herein, this press release contains forward-looking statements, including without limitation the statements that the Company: (1) estimates that the severe Primary IGFD population in the EU is approximately equal to that in the U.S.; and (2) expects that cash burn in 2006, including working capital requirements and excluding the impact of revenue and related product costs, is expected to be in the range of $63 million to $69 million. Because Tercica’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include without limitation those risks and uncertainties disclosed from time to time in periodic reports filed by Tercica with the SEC, in Tercica’s Form 424(B5) filed on January 24, 2006 and; with respect to (1) above, there may be fewer children than Tercica estimates; and with respect to (2) above, the Company may spend more for clinical trials, new development projects, litigation, or for other reasons. These statements are based on information as of February 15, 2006, and the Company assumes no obligation to update any forward-looking statement.

TERCICA, INC.

(A DEVELOPMENT-STAGE COMPANY)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Statements of Operations
Costs and expenses:
Research and development*	$4,716	$7,646	$21,587	$27,918
Selling, general and administrative*	8,882	3,795	25,913	12,552
Acquired in-process research and development	—	—	—	1,417

Total costs and expenses	(13,598)	(11,441)	(47,500)	(41,887)
Interest expense	(181)	—	(1,080)	—
Interest income	651	252	2,427	885
Other expense, net	(1,274)	—	(1,276)	—

Net loss	$(14,402)	$(11,189)	$(47,429)	$(41,002)

Basic and diluted net loss per share	$(0.46)	$(0.46)	$(1.55)	$(2.12)

Shares used to compute basic and diluted net loss per share	31,534	24,064	30,590	19,302

* Includes non-cash stock-based compensation expense as follows:

Research and development	$253	$291	$1,188	$1,386
Selling, general and Administrative	198	379	1,006	1,455

Total	$451	$670	$2,194	$2,841

	December 31, 2005	December 31, 2004

		(1)
Balance Sheet Data
Cash, cash equivalents and short-term investments	$58,626	$52,001
Total assets	66,316	55,022

Total liabilities	9,518	7,345
Total stockholders’ equity	56,798	47,677

(1)	Derived from the audited financial statements for the year ended December 31, 2004 included in the Company’s Form 10-K.

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